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                                Exhibit H/SEC File No. 70-_____
           CINERGY CORP. CONSOLIDATED CAPITALIZATION
                            ACTUAL
                      SEPTEMBER 30, 1998

                                                 $ Millions   Percentage

Common Stock Equity
  Common stock                                   $        2
  Paid-in capital                                     1,601
  Retained earnings                                     943
  Accumulated other comprehensive income                 (4)
      Total common stock equity                       2,542      40.9%
Cumulative Preferred Stock of Subsidiaries
  Not subject to mandatory redemption                    93       1.5%
Debt
  Long-term debt                                      2,211
  Long-term debt due within one year                    186
  Notes payable and other short-term
    obligations                                       1,185
      Total debt                                      3,582      57.6%

Total capitalization                             $    6,217     100.0%

The following table sets forth Cinergy's pro forma capitalization, assuming consolidation of non-recourse debt issued by EWGs and FUCOs allocable to Cinergy ($1.1 billion) based on its ownership interest therein. It should be noted that such consolidation is inconsistent with the requirements of GAAP, and is being provided to the staff of the Securities and Exchange Commission solely at its request.

            CINERGY CORP. CONSOLIDATED CAPITALIZATION
                           PRO FORMA
                       SEPTEMBER 30, 1998

                                                 $ Millions   Percentage

Common Stock Equity
  Common stock                                   $        2
  Paid-in capital                                     1,601
  Retained earnings                                     943
  Accumulated other comprehensive income                 (4)
      Total common stock equity                       2,542     34.6 %
Cumulative Preferred Stock of Subsidiaries
  Not subject to mandatory redemption                    93      1.3 %
Debt
  Long-term debt                                      3,194
  Long-term debt due within one year                    190
  Notes payable and other short-term
    obligations                                       1,318
      Total debt                                      4,702     64.1 %

Total capitalization                             $    7,337    100.0 %

Non-employee directors of Cinergy, CG&E, PSI and Services receive an annual retainer fee of $30,000 plus a fee of $1,500 for each board meeting attended. Non-employee directors who also serve on one or more standing committees of the board receive an annual retainer fee of $3,000 for each committee membership plus a fee of $1,500 for each committee meeting attended. The fee for any board or committee meeting held via conference call is $750. In consideration of their additional responsibilities and time commitments, non-employee directors serving as chairpersons of board committees receive an additional retainer of $3,000. Directors who are also employees of Cinergy or any of its subsidiaries receive no remuneration for their services as director.